EXHIBIT 107

Calculation of Filing Fee Tables
Form S-8
(Form Type)

BV Financial, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount to be Registered(1)	Proposed Maximum Aggregate Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common stock, $0.01 par value per share	457(c) and 457(h)	1,639,963	$14.31(2)	$23,467,870.53	0.0001476	$3,463.86
Equity	Common stock, $0.01 par value per share	457(h)(1)	55,648(3)	$5.65	$314,411.20	0.0001476	$46.41
Total Offering Amounts					$23,782,251.73		$3,510.27
Total Fee Offsets							$0.00
Net Fee Due							$3,510.27
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(1)
Together with an indeterminate number of additional shares that may be necessary to adjust the number of shares reserved for issuance pursuant to the BV Financial, Inc. 2024 Equity Incentive Plan, the BV Financial, Inc. 2021 Equity Incentive Plan and the 2017 Stock Option Plan.

(2)
Estimated solely for the purpose of calculating the registration fee in accordance with Rules 457(c) and (h) under the Securities Act, based on the average of the high and low prices of the Company’s common stock as reported on the Nasdaq Global Select Market on September 3, 2024.

(3)
Represents the number of shares of common stock currently reserved for issuance for options that were granted on December 31, 2017, but have not been exercised by the recipient pursuant to the 2017 Stock Option Plan.